400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 201-930-3300	N E W S R E L E A S E

CONTACT:	Carol A. Cox, 201-930-3720	EMAIL:	ccox@barrlabs.com

Barr Reports Third Quarter Fiscal 2005 Earnings of $0.58 Per Share
Results Reflect $0.03 Per Share Impact of $5 Million Development Payment to PLIVA for Generic G-CSF Biopharmaceutical

Woodcliff Lake, NJ — May 5, 2005... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported that net earnings for the third quarter ended March 31, 2005 were $61.3 million, or $0.58 per share on a fully diluted basis, compared to $35.1 million, or $0.33 per share on a fully diluted basis, for the same period last year. The results for the quarter reflect a $0.03 per share charge related to the $5.0 million payment to PLIVA for the development of a generic version of the biopharmaceutical Granulocyte Colony Stimulating Factor (G-CSF). Last year’s adjusted net earnings for the quarter ended March 31, 2004 were $62.2 million, or $0.58 per share, excluding unusual or infrequent charges. Revenues for the third quarter of fiscal 2005 were $265 million, compared to $321 million for the same period last year.

For the nine months ended March 31, 2005, net earnings were $172.9 million, or $1.63 per fully diluted share, compared to $108.7 million, or $1.02 per fully diluted share in the prior year period. The results for the nine-month period also reflect a $0.03 per share charge related to the development payment to PLIVA for G-CSF. Last year’s adjusted net earnings for the nine months ended March 31, 2004 were $168.3 million, or $1.57 per fully diluted share, excluding unusual or infrequent charges. For the nine months ended March 31, 2005, revenues were $767 million, compared to $1 billion in the prior year period.

A reconciliation of GAAP earnings per fully diluted share to adjusted earnings per share is presented in the table at the end of this press release.

“An 83% increase in proprietary product sales and an increase of gross margins to 70%, up from 54% a year ago, were the primary drivers of our quarterly earnings,” said Bruce L. Downey, Barr’s Chairman and CEO. “In new product development, our $35 million investment in research and development during the quarter included a $5 million payment to PLIVA to develop the generic biopharmaceutical version of G-CSF, as well as continued support of our generic and proprietary product development programs.”

Revenues
Generic Product Sales
The Company’s generic products sales were $189 million for the third quarter of fiscal 2005, compared to $277 million in the prior year period. For the first nine months of fiscal 2005, total generic product sales were $561 million, compared to $893 million for the prior year period. The primary reason for the declines was the expected decrease in sales of Ciprofloxacin, which were $85 million lower when compared to the third fiscal quarter of 2004, and $345 million lower when compared to the first nine months of fiscal 2004. A discussion of the Company’s generic product sales for the third quarter of fiscal 2005 compared to the prior year period is presented below.

Oral Contraceptives
Sales of generic oral contraceptives were $94 million for the third quarter of fiscal 2005, down from $102 million in the prior year period. The decrease was related to lower sales of certain in-line generic oral contraceptive products as a result of increased competition over the last year. The Company’s portfolio of generic oral contraceptives currently totals 21 marketed products.

Other Generic Products
Sales of other generic products were $96 million in the third quarter of fiscal 2005, up from $91 million in the prior year period. The increase was related to sales of new products, including the Company’s Didanosine and Metformin XR 750 mg products, which offset declining sales of certain existing products, principally the Company’s Dextroamphetamine product line.

Ciprofloxacin Sales
Sales of Ciprofloxacin were less than $1 million in the third quarter of fiscal 2005, compared to $85 million in the prior year period. The Company began distributing Ciprofloxacin, an antibiotic, on June 9, 2003 under a non-exclusive supply agreement. The decrease in distributed Ciprofloxacin product sales, which was anticipated by the Company, resulted from the expiration of the pediatric exclusivity of the Company’s supplier on June 9, 2004 and the subsequent launch of generic versions of Ciprofloxacin by several other generic competitors.

Proprietary Product Sales
The Company’s proprietary product sales were $72 million in the third quarter of fiscal 2005, up from $39 million in the prior year period. For the first nine months of fiscal 2005, proprietary product sales were $199 million, compared to $102 million in the prior year period. The increase in proprietary sales for the quarter reflects higher sales of SEASONALE®, which was launched in November 2003, along with contributions from products acquired during the previous twelve months, including Loestrin®/Loestrin® Fe oral contraceptives, Plan B® emergency contraceptive, Nordette® oral contraceptive, and Prefest® (estradiol/norgestimate). Sales of SEASONALE were $24 million for the third quarter of fiscal 2005, up from $15 million for the prior year period.

Niaspan Patent Settlement
On April 13, 2005, Barr announced that it had entered into Co-Promotion, Licensing and Manufacturing, and Settlement and License Agreements with Kos Pharmaceuticals, Inc. related to the settlement of the patent litigation involving Kos’ Niaspan® products. As a result, Barr incurred expenses in the third quarter of fiscal 2005. Beginning in the fourth quarter ending June 30, 2005, the Company expects to earn royalties in connection with the Co-Promotion Agreement and receive fees due under the Licensing and Manufacturing Agreement. These items will be partially offset by the increased sales and marketing costs related to the 40-person specialty sales force that will begin promoting Niaspan and Advicor® products in June 2005.

Margins
Margins on product sales for the third quarter of fiscal 2005 were 70%, compared to 54% in the prior year period. This significant increase is primarily attributable to an improved mix of product sales principally driven by the substantial reduction in sales of the Company’s distributed Ciprofloxacin product, which carried a significantly lower margin than the Company’s manufactured products, and an increasing percentage of sales from higher margin proprietary products.

Update on R&D Activities
Investment in research and development totaled $35 million for the third quarter of fiscal 2005, compared to $58 million in the prior year period. Last year’s third quarter R&D included charges of $32 million associated with acquiring the worldwide rights to the oxybutynin transvaginal ring and a write-off of acquired in-process research and development relating to the Company’s Plan B® product acquisition. Other R&D expenses increased $10 million on a quarter-over-quarter basis. The increase in the quarter reflects the $5 million payment that the Company made to PLIVA in March 2005 related to the development, supply and marketing agreement for the generic biopharmaceutical G-CSF together with a greater number of bio-equivalence studies and their related costs.

For the nine-month periods, R&D expenses totaled $95 million, compared to $145 million for the prior year period. The prior period included charges of $68 million, including $36 million of in-process research and development related to the Endeavor Pharmaceuticals transaction in November 2003 along with the $32 million of charges detailed above.

Generic Products
The Company currently has 35 Abbreviated New Drug Applications (ANDAs) pending at the U.S. Food and Drug Administration (FDA), including 9 ANDAs that have received tentative approval. During the third quarter of fiscal 2005, Barr received two tentative product approvals and filed five product applications.

Proprietary Products
The Company currently has three New Drug Applications (NDAs) pending at the FDA that relate to: Bijuva™ (Synthetic Conjugated Estrogens, A Vaginal Cream); an sNDA for Over-the-Counter status for the Plan B® emergency contraceptive; and SEASONIQUE™, a 91-day extended-cycle oral contraceptive.

On April 25, 2005, the FDA issued a Not-Approvable letter for the Company’s Bijuva vaginal cream application. The Company will continue working with the FDA to resolve the issues outlined in the letter in order to obtain approval for the Bijuva product.

The Company also has six proprietary products in clinical development, one of which is in Phase III studies.

Selling, General and Administrative
SG&A expenses were $59 million during the third quarter of fiscal 2005, up slightly from $57 million in the prior year period. Last year’s third quarter SG&A included a write-off of $4.2 million associated with the acquisition of certain emergency contraceptive assets and technologies from Gynetics, Inc. Other SG&A expenses increased $6 million compared to the prior year period primarily due to higher marketing and selling costs related to certain of the Company’s proprietary products and higher amortization costs related to certain intangible assets.

For the nine-month periods, SG&A expenses totaled $182 million, up slightly from $176 million for the prior year period. The prior period included a $15.7 million charge related to the reserve established for loans to Natural Biologics together with the $4.2 million charge detailed above.

Tax Rate
The Company’s effective tax rate for the quarter ended March 31, 2005 was 35%, down from 43% for the prior year period. The improvement in the Company’s effective tax rate resulted from a combination of: (1) the utilization of a capital loss that had a valuation allowance in the current quarter, (2) a change in the mix of income among the states where the Company has manufacturing facilities, and (3) a higher rate in the prior year due to a $10 million write-off of acquired in-process research and development that was not deductible for federal income tax purposes.

For the first nine months of fiscal 2005, the effective tax rate was approximately 36%, compared to 37% for the prior year period.

Balance Sheet and Cash Flows
At March 31, 2005, the Company’s cash, cash equivalents and total marketable securities totaled $595 million. Cash flows from operations totaled $42 million for the third quarter of fiscal 2005 and $257 million for the first nine months of fiscal 2005.

Financial Outlook
The Company expects earnings in the fourth quarter to be in the range of $0.73 – $0.77 diluted earnings per share, bringing its full year estimate to a range of $2.36 – $2.40 diluted earnings per share, including the impact of the $0.03 per share charge related to the PLIVA development payment for G-CSF. These ranges include the estimated impact in the fourth quarter of the Company’s patent litigation settlement with Kos Pharmaceuticals, Inc. and anticipated new product launches.

Conference Call/Webcast
Barr will host a conference call at 8:30 AM Eastern time on Thursday, May 5, 2005 to discuss the results for the quarter and nine months ended March 31, 2005. The number to call from within the United States is (800) 553-0288, and participants from outside the United States should call (612) 332-0226. A replay of the conference call will be available from 12:00 Noon Eastern time on May 5th through 11:59 PM Eastern time on May 8th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 779489.

The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.

[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]

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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenues:
Product sales	$261,258	$316,707	$760,050	$995,329
Development and other revenue	3,749	4,378	6,834	10,591

Total revenues	265,007	321,085	766,884	1,005,920
Costs and expenses:
Cost of sales	77,653	145,288	225,350	513,911
Selling, general and administrative	59,124	56,538	181,839	176,040
Research and development	35,488	58,219	95,139	144,778

Earnings from operations	92,742	61,040	264,556	171,191
Interest income	2,825	1,551	7,219	4,192
Interest expense	287	532	1,351	2,032
Other income (expense)	(260)	(631)	(409)	(1,578)

Earnings before income taxes	95,020	61,428	270,015	171,773
Income tax expense	33,675	26,289	97,148	63,030

Net earnings	$61,345	$35,139	$172,867	$108,743

Earnings per common share — diluted:
Net earnings	$0.58	$0.33	$1.63	$1.02
Weighted average shares — assuming dilution	105,892	106,920	105,962	106,421

	As of	As of
	Mar. 31, 2005	Jun. 30, 2004

Cash & cash equivalents	$14,721	$28,508
Marketable securities (current and long-term)	580,395	512,889
Accounts receivable	166,479	153,890
Other receivables	14,114	60,848
Inventory	144,495	150,252
Accounts payable & accrued liabilities	150,693	179,059
Working capital	718,059	670,601
Total assets	1,407,187	1,333,269
Total debt	21,294	40,802
Shareholders’ equity	1,177,577	1,042,046

	Nine Months Ended
	March 31,
	2005	2004
Cash flow provided by operations	$256,909	$196,042
Capital expenditures	42,863	36,905

Barr Pharmaceuticals, Inc.
Reconciliation of GAAP-Based EPS to Adjusted Non-GAAP EPS
For the three months and nine months ended March 31, 2005 and 2004
(unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2005	2004	2005	2004
Earnings per common share — assuming dilution	$0.58	$0.33	$1.63	$1.02
After-tax effect of:
Provision for losses on loans to Natural Biologics				0.09
Emergency contraceptive acquisition charges		0.12		0.12
Write-off of IPR&D-Endeavor				0.21
Write-off of intangible asset		0.13		0.13

Earnings per common share — assuming dilution, net of the after-tax effect of the provision for losses on loans to Natural Biologics and the write-off of IPR&D	$0.58	$0.58	$1.63	$1.57

Reconciliation of Adjusted Earnings to GAAP Earnings
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing this summary to reflect the adjusted earnings per share effect of certain unusual or infrequent charges that were taken in the quarter and nine months ended and March 31, 2004. The fiscal 2004 charges were previously detailed in the earnings press release the Company issued on April 28, 2004. The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that including the effect of these items in earnings per share for the prior year periods allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.